Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

Dallas, Texas, February 22, 2007 ... ENSCO International Incorporated (NYSE: ESV) reported net income more than doubled in the quarter ended December 31, 2006, to $210.4 million ($1.39 per diluted share) on revenues of $470.6 million, as compared to net income of $103.6 million ($0.67 per diluted share) on revenues of $311.3 million for the quarter ended December 31, 2005. Income from continuing operations for the quarter ended December 31, 2006 was $205.7 million ($1.36 per diluted share) compared to $100.1 million ($0.65 per diluted share) in the year earlier quarter.

Net income for year ended December 31, 2006 was $769.7 million ($5.04 per diluted share) on revenues of $1,813.5 million, compared to net income of $284.9 million ($1.87 per diluted share) on revenues of $1,034.3 million for the year ended December 31, 2005. Income from continuing operations for the year ended December 31, 2006 was $758.6 million ($4.96 per diluted share) compared to $270.0 million ($1.77 per diluted share) for the year ended December 31, 2005.

Fourth quarter results included $4.7 million ($0.03 per diluted share) of income from discontinued operations related to the operations and sale of ENSCO 25, the Company's former Gulf of Mexico platform rig which was sold late in the fourth quarter.

The Company's income tax rate for the fourth quarter decreased to approximately 22%. The lower tax rate for the quarter is due to increased income in lower tax jurisdictions and the favorable settlement of several outstanding issues with tax authorities during the quarter.

The average day rate for ENSCO's jackup rig fleet for the quarter ended December 31, 2006, increased by 36% to $116,400, as compared to $85,900 in the prior year quarter. Utilization of the Company's jackup fleet increased to 96% in the most recent quarter, as compared to 87% in the quarter ended December 31, 2005.

The Company repurchased 1,116,000 shares of its common stock during the fourth quarter of 2006 at a total cost of $53.3 million, or an average price of $47.78 per share, as part of a $500 million share repurchase authorization. Under the program that commenced late in the first quarter of 2006, ENSCO has repurchased 3,461,000 common shares at a total cost of $160.0 million, or an average price of $46.23 per share, through the fourth quarter of 2006.

Dan Rabun, President and Chief Executive Officer of ENSCO, commented on the Company's current results and outlook: "We are pleased to report another excellent quarter and record year. Significantly higher day rates in all markets and an increase in rig operating days contributed to our stronger 2006 results, although a slow down in the Gulf of Mexico jackup market impacted our fourth quarter performance.

"Our new rig construction projects remain on schedule and within budget, with three of the four rigs committed upon completion. We expect to take delivery of ENSCO 108, our new ultra-high specification jackup rig, by the end of March. The rig is committed to a term project in Indonesia commencing early in the second quarter 2007. Deliveries of ENSCO 8500 and ENSCO 8501, two ultra-deepwater semisubmersible rigs, are expected in the second quarter of 2008 and first quarter of 2009, respectively. Both rigs are being built against firm multi-customer long term drilling contracts. ENSCO 8502, our third 8500 SeriesTM rig, is scheduled for delivery in late 2009. We continue to discuss ENSCO 8502 work opportunities with several prospective customers.

"ENSCO 83, one of our 250' water depth capable Gulf of Mexico jackups rigs, is currently in a shipyard for enhancement work and final international outfitting. We expect to complete this project by May, which is approximately two months later than originally scheduled due to additional required steel work on the leg sections. As a result of this additional work, we currently expect to incur a total of approximately 130 shipyard days in 2007, compared to 491 in 2006. We also may outfit additional Gulf of Mexico jackup rigs for international service, which could increase shipyard days in 2007.

"We are positive about our 2007 outlook. International jackup markets are strong and are currently undersupplied. Two-thirds of our jackup fleet will be located internationally following mobilization of ENSCO 105 from the Gulf of Mexico to Tunisia and delivery of ENSCO 108. If the Gulf of Mexico jackup market continues to be soft, we believe this will result in further relocation of rigs to stronger international markets, which will tighten supply in the Gulf.

"A number of our Europe/Africa and Asia Pacific jackup rigs have realized increases in day rates since the first of the year. As a result, we expect sequential improvement in our first quarter 2007 results. We believe that this day rate improvement, coupled with commencement of ENSCO 108 operations early in the second quarter, will contribute to another record year in 2007."

The Company's Board of Directors has set the time and date for the ENSCO 2007 Annual Meeting of Stockholders at 4:30 p.m. C.D.T., on May 22, 2007, at The Crescent Club, Two Hundred Crescent Court, Dallas, TX 75201. Holders of record as of the close of business on March 26, 2007, will be entitled to vote at the meeting.

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Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations, projections or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include references to future earnings expectations, trends in day rates, utilization or rig relocations, future rig rates or utilization, rig enhancement, shipyard work completion, and contract commitments, the period of time and number of rigs that will be in a shipyard, scheduled delivery dates for new rigs, market trends, expectations, outlook or conditions for 2007. It is important to note that our actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) industry conditions and competition, including changes in rig supply and demand or new technology, (ii) cyclical nature of the industry, (iii) worldwide expenditures for oil and gas drilling, (iv) operational risks, including hazards created by severe storms and hurricanes, (v) risks associated with offshore rig operations or, rig relocations in general, and in foreign jurisdictions in particular, (vi) renegotiation, nullification, or breach of contracts with customers or other parties, (vii) changes in the dates our rigs undergoing shipyard construction work, repairs or enhancement will enter a shipyard, return to or enter service, (viii) risks inherent to domestic and foreign shipyard rig construction, rig repair or rig enhancement, (ix) unavailability of transport vessels to relocate rigs, (x) environmental or other liabilities, risks, or losses including hurricane related equipment damage, loss or wreckage or debris removal in the U.S. Gulf of Mexico, that may arise in the future which are not covered by insurance or indemnity in whole or in part, (xi) the impact of current and future laws and government regulation affecting the oil and gas industry in general including taxation, our operations in particular, as well as repeal or modification of same, (xii) political and economic uncertainty, (xiii) limited availability of economic insurance coverage for certain perils such as hurricanes in the Gulf of Mexico or removal of wreckage or debris, (xiv) self-imposed or regulatory limitations on jackup rig drilling locations in the Gulf of Mexico during hurricane season, (xv) our availability to attract and retain skilled or other personnel, (xvi) excess rig availability or supply resulting from delivery of new drilling units, (xvii) heavy concentration of our rig fleet in premium jackups, (xviii) terrorism or military action impacting our operations or financial performance, and (xix) other risks described from time to time as Risk Factors and otherwise in the Company's SEC filings. Copies of such SEC filings may be obtained at no charge by contacting our investor relations department at 214-397-3045 or by referring to the investor relations section of our website at http://www.enscous.com.

All information in this press release is as of February 22, 2007. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

Contact: Richard LeBlanc 214-397-3011

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ENSCO will conduct a conference call at 10:00 a.m. Central Time on Thursday, February 22, 2007, to discuss its fourth quarter and full year 2006 results. The call will be broadcast live over the Internet at www.enscous.com. Interested parties also may listen to the call by dialing (913) 981-4911. We recommend that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available by phone for 24 hours after the call by dialing (719) 457-0820 (access code 8173941). A transcript of the call, and access to a replay or MP3 download can be found on-line on the ENSCO web site www.enscous.com in the Investors Section.
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ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

OPERATING REVENUES	$470.6	$311.3	$1,813.5	$1,034.3

OPERATING EXPENSES
Contract drilling	151.9	123.5	576.7	454.4
Depreciation and amortization	44.6	40.7	175.0	153.4
General and administrative	12.4	8.1	44.6	32.0

	208.9	172.3	796.3	639.8

OPERATING INCOME	261.7	139.0	1,017.2	394.5

OTHER INCOME (EXPENSE)
Interest income	5.6	2.1	14.9	7.0
Interest expense, net	(2.9)	(6.5)	(16.5)	(28.8)
Other, net	(1.0)	(0.5)	(4.3)	(2.2)

	1.7	(4.9)	(5.9)	(24.0)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	263.4	134.1	1,011.3	370.5

PROVISION FOR INCOME TAXES	57.7	34.0	252.7	100.5

INCOME FROM CONTINUING OPERATIONS	205.7	100.1	758.6	270.0

DISCONTINUED OPERATIONS, NET	4.7	3.5	10.5	14.9

CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET	--	--	0.6	--

NET INCOME	$210.4	$103.6	$769.7	$284.9

EARNINGS PER SHARE - BASIC
Continuing operations	$ 1.36	$ 0.66	$ 4.98	$ 1.78
Discontinued operations	0.03	0.02	0.07	0.10
Cumulative effect of accounting change	--	--	--	--

	$ 1.39	$ 0.68	$ 5.06	$ 1.88

EARNINGS PER SHARE - DILUTED
Continuing operations	$ 1.36	$ 0.65	$ 4.96	$ 1.77
Discontinued operations	0.03	0.02	0.07	0.10
Cumulative effect of accounting change	--	--	--	--

	$ 1.39	$ 0.67	$ 5.04	$ 1.87

AVERAGE COMMON SHARES OUTSTANDING
Basic	151.0	152.7	152.2	151.7
Diluted	151.8	153.7	152.8	152.4

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEET (In millions)

	December 31,	December 31,
	2006	2005

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$565.8	$268.5
Accounts receivable, net	338.8	269.0
Prepaid expenses and other	82.6	40.9

Total current assets	987.2	578.4

PROPERTY AND EQUIPMENT, NET	2,960.4	2,663.6

GOODWILL	336.2	336.2

OTHER ASSETS, NET	50.6	39.7

	$4,334.4	$3,617.9

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$217.8	$214.2
Current maturities of long-term debt	167.1	17.2

Total current liabilities	384.9	231.4

LONG-TERM DEBT	308.5	475.4

DEFERRED INCOME TAXES	356.5	338.3

OTHER LIABILITIES	68.5	32.8

STOCKHOLDERS' EQUITY	3,216.0	2,540.0

	$4,334.4	$3,617.9

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (In millions)

	Twelve Months Ended
	December 31,
	2006	2005
OPERATING ACTIVITIES
Net income	$769.7	$284.9
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	175.0	153.4
Changes in working capital and other	(0.9)	(86.7)

Net cash provided by operating activities of continuing
operations	943.8	351.6

INVESTING ACTIVITIES
Additions to property and equipment	(528.6)	(477.1)
Net proceeds from disposal of discontinued operations	23.7	132.9
Other	2.9	2.5

Net cash used in investing activities	(502.0)	(341.7)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(17.1)	(58.3)
Cash dividends paid	(15.3)	(15.2)
Proceeds from exercise of stock options	41.8	67.2
Repurchase of common stock	(160.0)	--
Other	2.6	(8.1)

Net cash used in financing activities	(148.0)	(14.4)

Effect of exchange rate fluctuations on cash and cash equivalents	(0.2)	(0.7)
Net cash provided by operating activities of discontinued operations	3.7	6.7

INCREASE IN CASH AND CASH EQUIVALENTS	297.3	1.5

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	268.5	267.0

CASH AND CASH EQUIVALENTS, END OF PERIOD	$565.8	$268.5

Effective January 1, 2006, the Company adopted Financial Accounting Standards No. 123, (revised 2004) "Share-Based Payment", using the modified-retrospective transition method. Accordingly, compensation expense recognized in prior periods has been restated to include share option compensation expense previously reported on a pro forma basis in the Company's financial statement footnotes.

ENSCO INTERNATIONAL INCORPORATED OPERATING STATISTICS

			Third
	Fourth Quarter		Quarter
	2006	2005	2006

Contract drilling
Average day rates
Jackup rigs
Asia Pacific	$ 96,503	$ 76,045	$ 91,844
Europe/Africa	158,551	99,270	157,501
North and South America	114,132	87,530	127,088

Total jackup rigs	116,358	85,922	119,440
Semisubmersible rig - N. America	195,292	185,987	191,820
Barge rig - Asia Pacific	57,500	56,492	58,167

Total	$116,780	$ 87,385	$119,627

Utilization
Jackup rigs
Asia Pacific	99%	83%	100%
Europe/Africa	100%	100%	100%
North and South America	90%	83%	93%

Total jackup rigs	96%	87%	97%
Semisubmersible rig - N. America	96%	84%	96%
Barge rig - Asia Pacific	98%	100%	100%

Total	96%	87%	97%